UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2005

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2005, Ronald E. Ragland, a Class I director of Multi-Fineline Electronix, Inc., notified the company that he will not stand for reelection as a director at the company’s next annual stockholders’ meeting. The company issued a press release regarding this notification on January 6, 2005. A copy of this press release is attached hereto as Exhibit 99.1.

Item 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2005, the board of directors elected Choon Seng Tan as a Class II director, to replace Kevin Lew, who resigned from the board effective as of January 5, 2005.

Under the terms of a Stockholders Agreement between the company, on the one hand, and WBL Corporation, Wearnes Technology Pte. Ltd and United Wearnes Technology Pte. Ltd, on the other hand (collectively, “Wearnes”), so long as Wearnes owns one-third or more of the company’s outstanding common stock, Wearnes is entitled to nominate for election one-third of the company’s directors (rounding down to the nearest whole number in the event of a fraction). Mr. Lew had previously been a Wearnes nominee. Mr. Tan will now serve as a Wearnes nominee. It is not currently expected that Mr. Tan will be appointed to any committee of the board of directors. Mr. Tan will not qualify as an independent director because of his affiliation with Wearnes, a significant stockholder of the company.

The company issued a press release regarding Mr. Tan’s election on January 6, 2005. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1    Press release issued January 6, 2005, announcing matters relating to the company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2005	Multi-Fineline Electronix, Inc.,
a Delaware corporation

	By:	/s/ Philip A. Harding
Philip A. Harding
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued January 6, 2005, announcing matters relating to the company’s board of directors.